Exhibit 10.33

SEPARATION AGREEMENT

SEPARATION AGREEMENT (the “Agreement”) dated March 27, 2015 by and among Visant Holding Corp., a Delaware corporation (the “Company”), Visant Corporation, a Delaware corporation (“Visant” or the “Employer”) and Paul B. Carousso (“Executive”).

The Company, Employer and Executive agree to the following terms and conditions in connection with their mutual agreement related to the cessation of Executive’s employment with Employer.

In consideration of the promises and mutual covenants and mutually beneficial period of transition provided for herein and for other good and valuable consideration, the parties agree as follows:

1. Effective Date. Executive shall cease to be an employee of Employer effective as of 11:59 p.m. on April 3, 2015 (the “Date of Separation”).

2. Separation Benefits.

a. In connection with the separation of Executive, Executive shall be entitled to receive and the Employer shall pay Executive the following amounts on the following terms and conditions:

(i) (A) all earned and unpaid and/or vested, nonforfeitable amounts owing or accrued at the Date of Separation (consisting of any earned but unpaid base salary and vacation and any amounts under any benefit plans or programs of the Company and its Affiliates in which Executive participated, with all such amounts payable in accordance with the terms and conditions of such benefit plans or programs (and agreements and documents thereunder) pursuant to which such benefits were granted or accrued (and for the avoidance of doubt, this clause (i) shall not override any provisions for payment in any nonqualified deferred compensation arrangement in which Executive participated, including, without limitation, that certain Amended and Restated Executive Supplemental Retirement Agreement dated as of December 31, 2012, which benefits are vested)); and (B) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with the Employer’s policy prior to the Date of Separation, with all such amounts payable in accordance with the terms of applicable policy and in any event within thirty (30) days of the Date of Separation;

(ii) subject to (A) Executive’s execution, delivery and non-revocation of the general release and waiver of claims against the Company and its Affiliates in a form attached hereto as Exhibit A, so long as such release becoming irrevocable before the 60th day following the Date of Separation (the “Release”), and Executive’s compliance with the terms thereof; and (B) continued compliance by Executive with the restrictive covenants to which Executive is otherwise bound, Executive shall be entitled to receive from the Employer, and Employer shall pay to Executive:

(1) a cash separation payment equal to (x) the sum of: (I) Executive’s annual rate of base salary, as in effect immediately prior to the Date of Separation and

(II) an amount equal to Executive’s annual cash bonus that would otherwise be due in respect of the Employer’s fiscal year in which the Date of Separation occurs pursuant to the annual cash bonus plan in which the Executive participated prior to the Date of Separation (the “Bonus Plan”), calculated assuming such annual cash bonus would be paid at the rate at which Executive would be entitled if the target threshold under the applicable annual cash bonus plan were to be achieved in respect of such year, (y) with the sum of (I) and (II) divided by twelve (12) to arrive at a monthly amount (the “Monthly Separation Payment”) (the twelve (12) Monthly Separation Payments, together adding to the aggregate payment, the “Separation Payment”); with the Monthly Separation Payments payable pursuant to normal payroll practices of the Company from the Date of Separation through the twelfth (12th) month anniversary of the Date of Separation (such twelve (12)-month period, the “Separation Period”); provided, that no such installments shall commence being paid until the first payroll date of the Company on or next following the first day on which the Release becomes irrevocable; provided, however, that any installment(s) of the Separation Payment that could otherwise have been paid pursuant to the foregoing if the Release had been irrevocable on the Date of Separation shall be paid with the first installment paid to Executive as provided in this clause (1); provided, further, however, that consistent with Section 5, if such payment commencement date could potentially occur in either of two (2) calendar years (depending on when the Release becomes irrevocable within the sixty (60)-day period referenced above), the Separation Payment shall commence as of the first payroll date of the Company occurring in the second calendar year after the date the Release becomes irrevocable; provided, however, that such payment shall be in lieu of any other severance or separation benefits to which Executive might otherwise be entitled, except for vested retirement benefits or as may be required by applicable law;

(2) an amount equal to the portion of the monthly insurance premium payments with respect to group health, dental and vision insurance benefits (“group health benefits”) in which Executive (and his/her dependents) were enrolled immediately prior to the Date of Separation, payable to Executive or credited to the payment of premiums for Employer group health benefits in equal monthly installments at the same time as the payments under clause (1) above are made, and continuing until the earlier to occur of (x) twelve (12) months from the first day of the calendar month following the calendar month in which the Date of Separation occurs (May 1, 2015), and (y) the date on which Executive commences to be eligible for health insurance coverage from any subsequent employer or other source (the “Benefits Continuation Period”), for which Executive and his/her dependents is responsible to pay to receive such group health insurance coverage under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), in excess of the amount that Executive is responsible to pay at the active employee rate for the group health benefits in which she/he and his/her dependents participated as of the Date of Separation and elect(s) to continue under COBRA during the Benefits Continuation Period (such that Executive will only be responsible to pay the active employee rate for benefits continued under COBRA during the Benefits Continuation Period);

(3) a lump sum cash payment of the pro-rata portion (based on the number of days in the 2015 fiscal year during in which Executive is employed by Employer through the Date of Separation, relative to the number of days in the 2015 fiscal year) of the annual management incentive bonus amount at target to which Executive otherwise would have been eligible to receive had he remained employed through the end of the 2015 fiscal year, payable within ten (10) business days following the Release having become irrevocable in accordance with Section 2(a)(ii) hereof; and

(4) if not otherwise disposed of at the Date of Separation: Any shares of Visant Holding Corp. Class A Common Stock (the “Common Stock”) owned by Executive at the Date of Separation (including those shares held pursuant to the October 2014 net settlement of stock options) will be valued as of the Date of Separation equal to the fair market value of such shares (as determined under such the Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and Subsidiaries (the “Fair Market Value”)) based on the fiscal year-end 2014 third party valuation of the Common Stock obtained by the Company, which shares shall be tendered by Executive to the Company, and repurchased by the Company from Executive upon the later of April 22, 2015 or that date which is ten (10) business days following the Release having become irrevocable in accordance with Section 2(a)(ii) hereof, and the proceeds thereof payable as a lump sum equal to the product of (A) the number of shares of Common Stock owned by Executive and repurchased by the Company under this clause (3), multiplied by (B) such Fair Market Value of a share of the Common Stock, and remitted to Executive.

(iii) Following the Date of Separation, except as set forth in this Section 2 and in respect of any vested retirement benefits, Executive shall have no further rights to any other compensation or benefits under this Agreement or any other benefit plan, severance or separation plan or arrangement maintained by the Company or any of its Affiliates.

3. Definitions. For purposes of this Agreement:

a. “Affiliate” shall mean with respect to any Person, any entity directly or indirectly controlling, controlled by or under common control with such Person.

b. “Board” shall mean the Board of Directors of the Company.

c. “Code” shall mean the Internal Revenue Code of 1986, as amended.

d. “Person” shall mean “person,” as such term is used for purposes of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended.

4. Arbitration. Any dispute arising out of or asserting breach of this Agreement shall be exclusively resolved by binding statutory arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Such arbitration process shall take place in New York, New York. A court of competent jurisdiction may enter judgment upon the arbitrator’s award. Each party shall pay the costs and expenses of arbitration (including fees and disbursements of counsel) incurred by such party in connection with any dispute arising out of or asserting breach of this Agreement.

5. Section 409A. Notwithstanding anything herein to the contrary, (a) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (b) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. For purposes of Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A, and references herein to Executive’s “termination of employment” shall refer to Executive’s separation from service with the Company within the meaning of Section 409A of the Code. To the extent any reimbursements or in-kind benefits due under this Agreement constitute “deferred compensation” under Section 409A, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A3(i)(1)(iv). Additionally, to the extent that Executive’s receipt of any in-kind benefits from the Company or its Affiliates must be delayed pursuant to this Section 5 due to Executive’s status as a “specified employee,” Executive may elect to instead purchase and receive such benefits during the period in which the provision of benefits would otherwise be delayed by paying the Company (or its Affiliates) for the fair market value of such benefits (as determined by the Company in good faith) during such period. Any amounts paid by Executive pursuant to the preceding sentence shall be reimbursed to Executive (with interest thereon) as described above on the date that is six (6) months following Executive’s separation from service. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 5; provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto.

6. Resignation as Officer/Director. Upon termination of Executive’s employment hereunder, Executive agrees to resign, as of the Date of Separation and to the extent applicable, as an officer of the Company or any subsidiary thereof, any committee assignment, and from the Board (and any committees thereof) of any the Company or any subsidiary thereof.

7. Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, but only to the extent the Company requests such cooperation with reasonable advance notice to Executive and in respect of such periods of time as shall not unreasonably interfere with Executive’s ability to perform his duties with any subsequent employer. Without duplication of costs and expenses covered by Section 8 hereof, the Company agrees to reimburse Executive for all of Executive’s reasonable out of pocket expenses associated with such cooperation, including travel expenses.

8. Indemnity. The Company agrees to indemnify and defend the Executive (including, without limitation the provision of counsel reasonably satisfactory to Executive at the Company’s cost and expense and the advancement of out of pocket expenses) to the maximum extent and subject to the applicable terms, conditions, limitations and exclusions, as permitted by applicable law and by the applicable Certificate of Incorporation and by-laws (or the applicable equivalent governing documents) and directors’ and officers’ insurance, with respect to any and all claims which arise from or relate to Executive’s duties as an officer, member of a board of directors of the Company or any subsidiary (or equivalent governing entity) and employee of the Company, and duties performed in connection with the offices of the Company and its subsidiaries held by Executive, or as a fiduciary of any employee benefit plan or a similar capacity for which Executive performs services at the Company’s request.

9. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York for agreements fully performed within the State.

b. Entire Agreement; Amendments; Headings. This Agreement (including the executed form of general release and waiver of claims attached as Exhibit A) contains the entire understanding of the parties with respect to the subject matter contained herein, and during the Term supersedes all prior agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein, including, without limitation, that certain Change of Control Severance Agreement dated May 10, 2007, which shall have no further force or effect as of the date of this Agreement; provided that this Agreement shall not limit or supersede any vested retirement benefits or the right or obligations of the parties under the stock option agreement(s) and management stockholder’s agreement(s) signed by Executive and the Company. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. Headings to sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation hereof.

c. No Waiver; Severability. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

d. Successor; Binding Agreement. This Agreement shall inure to and be binding upon any successor or assign of the Company or the Employer (and such successor or assign shall hereafter be deemed the “Company” or “Employer” as the case may be). The Company and the Employer shall assign this Agreement and its respective obligations hereunder to any successor or assign thereof, whether by merger, consolidation, sale of substantially all of the Company’s assets or capital stock or otherwise, and the Company and the Employer shall require any successor or assign to expressly assume and agree to perform the respective obligations of the Company and the Employer hereunder in the same manner and to the same extent that the Company and the Employer would be required to perform it if no such transfer or assignment had taken place. Any assignment or transfer of this Agreement not in compliance with the foregoing shall be void and of no force and effect. This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to Executive’s estate.

e. Spendthrift Provision. Subject to the terms of Section 9(d) hereof, no right or interest of Executive under this Agreement may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such right or interest shall be liable for or subject to any debt, obligation or liability of Executive.

f. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company or the Employer:

Visant Holding Corp.

357 Main Street

Armonk, New York 10504

Attention: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company and its subsidiaries.

g. Withholding Taxes. The Employer may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

h. No Setoff; No Mitigation. The Company’s obligation to pay Executive the amounts provided herein and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by Executive as the result of employment or consultation by the Company or any of its subsidiaries or by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to the Company or any of its Affiliates or otherwise.

i. Survival. Any provision hereunder that requires performance beyond the termination of this Agreement, and the Company’s, the Employer’s and Executive’s obligations thereunder, shall survive any termination of this Agreement.

j. Employment At Will. Notwithstanding anything to the contrary contained herein, Executive’s employment with the Employer or any of its Affiliates is not for any specified term and may be terminated by Executive or the Employer or any of its Affiliates at any time, for any reason, without liability except as provided herein or as required by law.

k. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

VISANT HOLDING CORP.

By:	/s/ Marc L. Reisch
Title: President, Chief Executive Officer

VISANT CORPORATION

By:	/s/ Marc L. Reisch
Title: President, Chief Executive Officer

/s/ Paul B. Carousso
Paul B. Carousso

[signature page Separation Agreement]

Exhibit A

Form of General Release and Waiver of Claims

[Do not sign until following date of separation.]

1. In consideration for the payments provided for under that certain Separation Agreement dated as of March 27, 2015 (the “Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby enter into this General Release and Waiver of Claims (the “Release”) and agree on behalf of myself, my spouse, agents, assignees, attorneys, successors, assigns, heirs and executors, to fully and completely and with prejudice release Visant Holding Corp. (“Visant” or the “Company”), its stockholders in their capacity as owners of Visant or any of its subsidiary entities, parent companies, subsidiaries and affiliates and any of such entities’ respective predecessors, successors and assigns, and past and present respective officers, directors, employees, agents, employee benefit plans, insurers, fiduciaries and administrators, in their individual and/or representative capacities (hereinafter collectively referred to as the “Company Releasees”), from any and all manner of claims whatsoever which I ever had or may in the future have or hold against the Company Releasees or which have arisen from any occurrence, transaction, omission or communication which transpired or occurred at any time before or on the date I sign this Agreement, in law or in equity, whether known or unknown, liquidated or unliquidated, asserted or unasserted, including, but not limited to claims or causes action, arising out of my employment with any of the Company Releasees and/or the cessation of my employment with any of the Company Releasees. The released claims or causes of action include, but are not limited to, claims and/or causes of action for employment discrimination under Title VII of the Civil Rights Act of 1964, as amended, or 42 U.S.C. Sec 2000e and 42 U.S.C. Sec 1981 through 1988 and relevant state and/or municipal statutes; claims or causes of action under the Civil Rights Act of 1991 and relevant state and/or municipal statutes; claims and causes of action under The Immigration Reform and Control Act; claims and/or causes of action for discrimination on the basis of the Americans with Disabilities Act and relevant state and/or municipal statutes; claims or causes of action under the Age Discrimination in Employment Act; claims or causes of action under the Employee Retirement Income Security Act of 1974, as amended; claims and/or causes of action under the Equal Pay Act of 1963, as amended and relevant state and/or municipal statutes; claims and /or causes of action under The Occupational Safety and Health Act; claims and/or causes of action under The New York Human Rights Law; The New York Executive Law; The New York Civil Rights Law; The New York Equal Pay Law; The New York Whistleblower Law; The New York Legal Activities Law; The New York Rights of Persons with Disabilities Law; The New York Wage and Hour Laws; The New York Occupational Safety and Health Laws; The New York Labor Law; The Westchester County Human Rights Law; The Non-discrimination and/or Anti-retaliation Provisions of the New York Workers’ Compensation Law; claims and/or causes of action under The Sarbanes-Oxley Act of 2002 as permitted under law; claims and/or causes of action for wrongful discharge; claims and/or causes of action for breach of any alleged contract, tort law or public policy arising from my employment with any of the Company Releasees or separation therefrom; claims and/or causes of action for vacation, sick or personal leave pay, short term or long term disability benefits, or payment pursuant to any practice, policy, plan, program, handbook or manual; and claims and/or causes of action for costs, fees or other expenses including attorneys’ fees incurred in connection with any claim or cause of action covered under this Release or any of the foregoing. In addition, I affirm that I have not filed or caused to be filed, or presently are a party to a claim or cause of action against the Company Releasees. I also acknowledge that I have been paid and received all of the wages, bonuses, commissions, benefits, vacation pay and other compensation to which I have been entitled from the Company Releasees. I further affirm that I have no known workplace injuries or occupational diseases, and have been granted any leave (paid or unpaid) to which I was entitled under the Family and Medical Leave Act or any related state or local leave or disability accommodation laws. I also acknowledge that I have not been retaliated against for reporting any allegations of corporate fraud or wrongdoing by the Company Releasees, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family and Medical Leave Act (and related state or local leave or disability laws) or the New York workers’ compensation laws.

2. Nothing herein shall include a release of any vested benefits which I hold under any retirement or welfare benefit plan nor any rights to receive the payments and benefits promised me under the Agreement, subject to and on the terms thereof, unless and until such payments and benefits are provided to the full extent set forth in the respective agreements subject to the terms and conditions thereof.

3. Notwithstanding the waivers and releases herein, I do not waive or release rights or claims that may arise from events that occur after the date this waiver is executed, other than events expressly contemplated by this Release. In addition, this Release does not waive any rights or claims I may have that, by law, cannot be waived. It does not waive any rights or claims I may have related to benefits to which I may be entitled by law for state workers’ compensation benefits based on an illness or injury arising out of my employment with the Company which was not known at the time of my execution of this Release.

4. I affirm that all of the decisions of the Company Releasees regarding my pay and benefits through the date of my execution of this Release were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. If any claim is not subject to release, to the extent permitted by law, I waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Visant or any of the Company Releasees is a party.

5. I acknowledge and agree that the waivers and releases given herein are in exchange for fair and adequate consideration. Both I and the Company Releasees acknowledge that this Release does not limit my right or the Company Releasees’ right, where applicable, to file or participate in an investigation or proceeding of any federal, state or local governmental agency, provided that to the extent permitted by law, I agree that if such an administrative claim is made, I shall not be entitled to recover any individual monetary relief or other individual remedies.

6. Notwithstanding the release and waivers hereunder, I do not release or waive (a) any right or claim that may arise from events that occur after the date I sign this Agreement, other than events expressly contemplated by this Release, or (b) any right or claim to indemnification for actions taken as an officer or director of any Company Releasee (including for the advancement of legal fees), subject to the terms and conditions and exclusions thereof, permitted by applicable law, the Company’s (or any subsidiary’s) Certificate of Incorporation and by-laws (or the applicable equivalent governing documents), any Company (or subsidiary) employee benefit plan, and applicable directors’ and officers’ insurance, for any and all claims which arise from or relate to my duties for or with regard to the Company Releasees (including as a fiduciary of any employee benefit plan of the Company Releasees) prior to the Date of Separation.

7. I expressly understand and agree that the obligations of the Company and its subsidiaries as set forth in the Agreement are in lieu of any and all other amounts which I might be, are now, or may become, entitled to receive from any Company Releasee upon any claim released herein and, without limiting the generality of the foregoing, I expressly waive any right or claim that I may have or assert with respect to any employment, benefit or compensatory arrangement with the Company or any of the Company Releasees, and any damages and/or attorney’s fees and costs.

8. I acknowledge that nothing in this Release or the payment of severance or separation pay is an admission by any of the Company Releasees of any act, practice or policy of discrimination or breach or that it has acted wrongfully or unlawfully, and the parties agree that it will not be interpreted as such.

9. To ensure that the provisions of this Release are fully enforceable in accordance with its terms, I agree to waive any and all rights (to the extent applicable) as it exists from time to time or a successor provision thereto, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

In addition, to ensure that the provisions of this Release are fully enforceable in accordance with its terms, I agree to waive any protection that may exist under any comparable or similar statute and under any principle of common law of the United States or any and all states, or any foreign jurisdiction.

10. I acknowledge and have been advised that the above release of claims is subject to the terms of Older Workers’ Benefit Protection Act (“OWBPA”). OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary. I have been advised of this law, and agree that I am signing this Agreement voluntarily and with full knowledge of the consequences. I understand that the Company is giving me at least 21 calendar days after the date I received a copy of this Release to decide whether I want to sign it. I have been advised to consult with an attorney if I wish about this Release. I represent that I have read carefully and fully understand the terms of this Release and acknowledge that I fully understand the Release that I am signing. I acknowledge that I am signing this Release voluntarily and knowingly and that I have not relied on any representations, promises or agreements of any kind made to me in connection with my decision to accept the terms of this Release, other than those set forth in this Release. I AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS

AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL 21 CALENDAR DAY CONSIDERATION PERIOD. HAVING ELECTED TO EXECUTE THIS RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS CONTEMPLATED IN EXCHANGE, I FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS I HAVE OR MIGHT HAVE AGAINST THE COMPANY, OR ANY OF THE COMPANY RELEASEES, INCLUDING UNDER THE ADEA.

I acknowledge that the ADEA gives me the right to revoke this Release within seven (7) days after it is signed by me and by mailing or delivering a written notice of revocation stating that “I hereby revoke my acceptance of the agreement with Visant Holding Corp. and Visant Corporation dated March 27, 2015” to Cathy Landman, at c/o Jostens, Inc. 3601 Minneapolis Drive, Minnesota, MN 55435, by means of certified mail, return receipt requested or hand delivery, no later than the close of business on the seventh day after the day on which I signed this agreement.

I further acknowledge that I will not receive any payments or benefits due to me under the Agreement before the seven (7) day revocation period (the “Revocation Period”) has passed and then, only if I have not revoked this Release. To the extent I have executed this Release within less than twenty-one (21) days after its delivery to me, I hereby acknowledge that my decision to execute this Release prior to the expiration of such twenty-one (21) day period was entirely voluntary.

Accepted and Agreed to this     day of                     , 2015.

Do not sign release until following date of separation.

Witness:

On 3rd day of April, 2015, I, Paul B. Carousso, was personally given a copy of the General Release and Waiver of Claims dated April 3, 2015, pursuant to that certain Separation Agreement dated March 27, 2015.

Date: